Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.Amgen.com

AMGEN APPOINTS FRANÇOIS DE CARBONNEL TO THE

COMPANY’S BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (Oct. 3, 2008) - Amgen (NASDAQ:AMGN) announced today that its Board of Directors has appointed François de Carbonnel to the Company’s Board. Mr. de Carbonnel, 61, is a consultant and corporate financial advisor. He is also chairman of the board of Thomson S.A. (Euronext Paris:18453; NYSE:TMS), an international multimedia corporation. He is also a member of the boards of Pages Jaunes S.A., a French public company, Quilvest S.A., a public Luxembourg company, Ecofin Global Utilities Hedge Fund Ltd. and Ecofin North America Utilities Hedge Fund Ltd., both Irish public companies. His appointment brings the number of Amgen Board members to 12. Mr. de Carbonnel will serve as a member of the Audit and Governance and Nominating Committees of the Board.

Until the end of 2006, Mr. de Carbonnel was a consultant/senior advisor to Citigroup’s Corporate and Investment Bank and to Citigroup Venture Capital, based in London. Previously, he was a managing director and member of the Operating Committee (New York and London) of Citigroup’s Corporate and Investment Bank, which he joined in 1999. He held different senior positions globally and in Europe. Prior to Citigroup he was chairman and chief executive officer of MIDIAL S.A. based in Paris.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT: Amgen, Thousand Oaks

David Polk, 805-447-4613 (media)

Arvind Sood, 805-447-1060 (investors)